UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: October 25, 2016
(Date of earliest event reported)

Forbes Energy Services Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Texas	001-35281	98-0581100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 South Business Highway 281 Alice, Texas		78332
(Address of Principal Executive Offices)		(Zip Code)

(361) 664-0549

(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events
As previously disclosed, Forbes Energy Services Ltd., or the Company, and its domestic subsidiaries, or the Subsidiaries, are in discussions with certain holders of the Company’s 9% senior notes due 2019 and the agent and certain lenders to the Company’s existing loan and security agreement regarding a proposed financial restructuring of the Company and the Subsidiaries, or the Restructuring. In connection with the Restructuring, on October 25, 2016, each of C.C. Forbes, LLC and TX Energy Services, LLC, two Subsidiaries, entered into a settlement and termination agreement with certain equipment lessors whereby it acquired certain equipment and eliminated any ongoing lease obligations in exchange for payment to each lessor of an amount equal to the past due lease obligations and fifty percent (50%) of the remaining lease obligations, including any lease buyouts. The Company and the Subsidiaries saved approximately $1.3 million as a result of entering into such settlement and termination agreements. In addition to such settlement and termination agreements, the Company has reached a tentative agreement, subject to final documentation, with the landlord of a real estate lease to terminate such lease and settle the Company’s remaining obligations under such lease of approximately $6 million for twelve and one-half cents ($0.125) on the dollar.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Forbes Energy Services Ltd.
Date: November 14, 2016                    By: /s/ L. Melvin Cooper
L. Melvin Cooper
Senior Vice President and Chief Financial Officer